                                                                    Exhibit 10.4

                        SEPARATION AND RELEASE AGREEMENT

      This Separation and Release Agreement ("Agreement") is entered into as of this 9th day of July, 2003, between COSI, INC., a Delaware corporation, and any successor thereto (collectively, the "Company") and Nicholas Marsh III (the "Executive").

      The Executive and the Company agree as follows:

            1. The employment relationship between the Executive and the Company terminated on April 30, 2003. In lieu of written notice of the Executive's termination pursuant to Section 6(c) of the Employment Agreement between the Executive and the Company, dated January 1, 2002 (the "Employment Agreement"), the Company has paid the Executive his salary for the month of May.

            2. In accordance with the Employment Agreement, the Company has agreed to pay the Executive certain payments and to make certain benefits available as set forth on Annex 1 hereto.

            3. For and in consideration of the payments and/or other benefits to be provided to and/or on behalf of the Executive pursuant to the Employment Agreement and this Agreement, the sufficiency of which the Executive hereby acknowledges, the Executive, on behalf of the Executive and the Executive's heirs, executors and assigns, hereby releases and forever discharges the Company and its stockholders, parents, affiliates, subsidiaries, divisions, any and all current and former directors, officers, executives and agents thereof, and their heirs and assigns, and any and all pension benefit or welfare benefit plans of the Company, including current and former trustees and administrators of such pension benefit and welfare benefit plans, from all claims, charges, or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Agreement, including, without limitation, any claims the Executive may have arising from or relating to the Executive's employment or termination from employment with the Company, including a release of any rights or claims the Executive may have under Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991 (which prohibit discrimination in employment based upon race, color, sex, religion, and national origin); the Americans with Disabilities Act of 1990, as amended, and the Rehabilitation Act of 1973 (which prohibit discrimination based upon disability); the Family and Medical Leave Act of 1993 (which prohibits discrimination based on requesting or taking a family or medical leave); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based upon race ); Section 1985(3) of the Civil Rights Act of 1871 (which prohibits conspiracies to discriminate); the Executive Retirement Income Security Act of 1974, as amended (which prohibits discrimination with regard to benefits); any other federal, state or local laws against discrimination; or any other federal, state, or local statute, or common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes a release by the Executive of any claims for wrongful discharge, breach of contract, torts or any other claims in any way related to the Executive's employment with or resignation or termination from the Company. This release also includes a release of any claims for age discrimination under the Age Discrimination in Employment Act, as amended ("ADEA"). The ADEA requires that the Executive be advised to consult with an attorney before the Executive waives any claim under ADEA. In addition, the ADEA provides the Executive with at least 21 days to decide whether to waive claims under ADEA and seven days after the Executive signs this Agreement to revoke that waiver. Notwithstanding the foregoing provisions of this Section 3, the release given by the Executive hereunder shall not apply to, and the Executive shall retain and shall be entitled to enforce by litigation or otherwise, all rights arising under or with respect to (i) the obligations of the Company to indemnify and hold harmless the Executive, (ii) all directors and officers liability insurance coverage applicable to the Executive, (iii) the Executive's rights to enforce the terms of this Agreement and the Employment Agreement, and (iv) any and all benefits to which the Executive shall be entitled under the terms of the Company's employee benefit plans.

            4. This Agreement is not an admission by either the Executive or the Company of any wrongdoing or liability.

            5. The Executive agrees he will not make, or cause any other person to make, any false, disparaging or derogatory statements regarding the Company or its subsidiaries or any of their respective current or former shareholders, directors, officers, employees, agents or representatives (in their respective capacities as current or former shareholders, directors, officers, employees, agents or representatives of the Company or its subsidiaries). The Executive further agrees not to take any action or make any statement the effect of which would be directly or indirectly to materially impair the goodwill of the Company, including, but not limited to any action or statement intended, directly or indirectly, to benefit a competitor of the Company. The Company shall take all reasonable measures to cause the senior officers and directors of the Company (in their respective capacities as senior officers and directors of the Company) not to make any false, disparaging or derogatory statements regarding the Executive.

            6. Notwithstanding any provision of this Agreement to the contrary,
      (i) the rights and benefits of the parties set forth in the Employment Agreement (including without limitation, Sections 7(g), 9, 10, 11, 13 and
      24) shall remain in full force and effect following the execution of this Agreement to the extent necessary to give effect to the terms thereof and
      (ii) the Company shall indemnify the Executive to the fullest extent permissible under its by-laws as in effect on the date hereof. The Executive agrees that he will cooperate with the Company with respect to any suit filed, or investigation undertaken, against the Company.

            7. The Executive waives any right to reinstatement or future employment with the Company following the Executive's separation from the Company on April 30, 2003.

            8. The Executive agrees not to engage in any act after execution of this Agreement that is intended, or may reasonably be expected to harm the reputation, business, prospects or operations of the Company, its officers, directors, stockholders or executives.


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      The Executive will take no action which would reasonably be expected to lead to unwanted or unfavorable publicity to the Company.

            9. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the principles of conflict of laws. Exclusive jurisdiction with respect to any legal proceeding brought concerning any subject matter contained in this Agreement shall be settled by arbitration as provided in the Employment Agreement.

            10. This Agreement and the Employment Agreement represent the complete agreement between the Executive and the Company concerning the subject matter in this Agreement and supersedes all prior agreements or understandings, written or oral. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

            11. It is further understood that for a period of seven (7) days following the execution of this Agreement in duplicate originals, the Executive may revoke this Agreement, and this Agreement shall not become effective or enforceable until this revocation period has expired. No revocation of this Agreement by the Executive shall be effective unless the Company has received within the seven (7) day revocation period, written notice of any revocation, all monies received by the Executive under this Agreement and all originals an copies of this Agreement.

            12. This Agreement has been entered into voluntarily and not as a result of coercion, duress, or undue influence. The Executive acknowledges that the Executive has read and fully understands the terms of this Agreement and has been advised to consult with an attorney before executing this Agreement. Additionally, the Executive acknowledges that the Executive has been afforded the opportunity of at least twenty-one
      (21) days to consider this Agreement.

            13. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original. This Agreement and any counterpart so executed shall be deemed one in the same instrument.


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
            The parties to this Agreement have executed this Agreement as of the day and year first written above.

                                           COSI, INC.


                                          By:  /s/ William D. Forest As Chairman
                                              --------------------------------
                                               Name: William D. Forest
                                               Title: Executive Chairman


                                           NICHOLAS MARSH III

                                            /s/ Nicholas Marsh III
                                           -------------------------------------
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                                     ANNEX 1

The Executive shall receive the following severance payments and benefits, less any applicable withholding taxes:

1) Commencing June 1, 2003, 52 bi-weekly payments of $15,865.38, subject to adjustment as provided in paragraph 2) below.

2) A lump sum payment of $200,000 payable within fifteen (15) days following the completion of the Company's pending rights offering or of another significant funding event that results in net proceeds to the Company of at least $8.5 million (alternatively, a "Funding Event"); provided that if a Funding Event is not completed by December 31, 2003 no such lump sum payment will be made. If such $200,000 payment is made prior to January 15, 2004, the Company payments referred to in paragraph 1) above will cease after the 34th bi-weekly payment and the 34th bi-weekly payment shall be reduced to $1,442.46, such that the Executive shall receive 33 bi-weekly payments of $15,865.38 (or $523,557.54) plus one payment of $1,442.46 plus the lump sum payment of $200,000 for total payments pursuant this paragraph 2) and paragraph 1) of $725,000. All such payments shall be less applicable withholding taxes. Notwithstanding the foregoing, on the first bi-weekly payment due after the date of this Agreement, the Company shall pay to the Executive any amounts due hereunder not paid to the Executive as of such payment date.

3) 24 monthly payments of $2000 to be paid to the Executive, plus an amount up to $3,000 to be paid to the lessor of the automobile at the end of the lease on the Executive's current automobile equal to the additional expense associated with work-related mileage that exceed the maximum mileage under the lease.

4) Reimbursement of legal fees incurred in connection with the negotiation of this Agreement up to $10,000.

5) All stock options held by the Executive under the Stock Option Plan (as defined in the Employment Agreement) shall become 100% vested as of June 1, 2003 and each such option shall not be subject to accelerated exercise requirements or early termination provisions and instead shall be exercisable through and including the date which is the second anniversary of June 1, 2003.

6) In lieu of the Company's obligation to provide the Executive with reasonable office space and secretarial assistance pursuant to the Employment Agreement, the Executive will be permitted to retain the desktop computer, laptop computer and printers issued to him by the Company; provided, all Company information thereon shall be deleted and, upon request by the Company, Executive shall certify in writing the deletion of such information.


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7) In the event that the Executive's elects continuing benefits coverage pursuant to his rights under the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), the Company shall pay the Executive's COBRA premiums for a period of eighteen months following June 1, 2003.


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